                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 1



                              The DII Group, Inc.
                      ----------------------------------
                               (Name of Issuer)



                         Common Stock, $.01 par value
                      ----------------------------------
                        (Title of Class of Securities)




                                   232949107
                            ----------------------
                                (CUSIP Number)

                               Page 1 of 5 Pages
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--------------------
CUSIP NO.
232949107
--------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Goldman, Sachs & Co.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a)
                                                           -----
                                                        (b)
                                                           -----
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

                New York
--------------------------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                            0
Owned By             -----------------------------------------
Each                   6.       Shared Voting Power
Reporting
Person With                             2,720,000
                     -----------------------------------------
                       7.       Sole Dispositive Power

                                        0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                        2,720,000
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               2,720,000
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               10.9%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

               BD-PN-IA
--------------------------------------------------------------------------------

                               Page 2 of 5 Pages
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--------------------
CUSIP NO.
232949107
--------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a)
                                                           -----
                                                        (b)
                                                           -----
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

                Delaware
--------------------------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                            0
Owned By             -----------------------------------------
Each                   6.       Shared Voting Power
Reporting
Person With                             2,720,000
                     -----------------------------------------
                       7.       Sole Dispositive Power

                                        0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                        2,720,000
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               2,720,000
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               10.9%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                HC-PN
--------------------------------------------------------------------------------

                               Page 3 of 5 Pages
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Item 4.        Ownership.*

         (a).  Amount beneficially owned:
               See the response(s) to Item 9 on the attached cover page(s).

         (b).  Percent of Class:
               See the response(s) to Item 11 on the attached cover page(s).

         (c).  Number of shares as to which such person has:

               (i).      Sole power to vote or to direct the vote:
                                See the response(s) to Item 5 on the attached
               cover page(s).

               (ii).     Shared power to vote or to direct the vote:
                                See the response(s) to Item 6 on the attached
               cover page(s).

               (iii).    Sole power to dispose or to direct the disposition of:
                                See the response(s) to Item 7 on the attached
               cover page(s).

               (iv).    Shared power to dispose or to direct the disposition of:
                                See the response(s) to Item 8 on the attached
               cover page(s).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                                See Exhibit (99.2) as previously reported.

Item 10.       Certification.

               By signing below I certify that, to
               the best of my knowledge and belief,
               the securities referred to above were
               acquired in the ordinary course of
               business and were not acquired for
               the purpose of and do not have the
               effect of changing or influencing the
               control of the issuer of such
               securities and were not acquired in
               connection with or as a participant
               in any transaction having such
               purpose or effect.


----------
* The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaim beneficial ownership of the Common Stock beneficially owned by (i) managed accounts and (ii) certain investment limited partnerships, of which a subsidiary of GS Group or Goldman Sachs is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than GS Group, Goldman Sachs or their affiliates.

                               Page 4 of 5 Pages
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                                   SIGNATURE

 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  November 10, 1997


                                    THE GOLDMAN SACHS GROUP, L.P.


                                    By:   /s/ Roger S. Begelman
                                        -----------------------------
                                    Name:  Roger S. Begelman
                                    Title:  Attorney-in-fact



                                    GOLDMAN, SACHS & CO.


                                    By:   /s/ Roger S. Begelman
                                        -----------------------------
                                    Name:  Roger S. Begelman
                                    Title:  Attorney-in-fact

                               Page 5 of 5 Pages